                                                     Strawbridge & Clothier and Subsidiaries

                                          Exhibit 11--Statement re:  Computation of Per Share Earnings

                                                                               Year ended


                                                          January 28,      January 29,      January 30,
                                                                1995             1994             1993


                                                                (in thousands, except per share data)


Primary
Average shares outstanding                                  10,411           10,316           10,196

Net effect of dilutive stock options--based on
  the treasury stock method using average market price          15                8               20

Total                                                       10,426           10,324           10,216


Earnings before cumulative effect of accounting changes    $20,032          $17,727          $18,020

Less:  preferred stock dividends                                 8               17               26

                                                            20,024           17,710           17,994
Cumulative effect of accounting changes                                                      (16,850)

Total                                                      $20,024          $17,710          $ 1,144



Earnings per share:
  Before cumulative effect of accounting changes           $1.92            $1.71            $1.76

  Cumulative effect of accounting changes                                                    (1.65)

Net earnings                                               $1.92            $1.71            $ .11


Fully diluted

Average shares outstanding                                  10,411           10,316           10,196
Net effect of dilutive stock options--based on
  the treasury stock method using the year-end market
  price, if higher than average market price                    15                9               23
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Total                                                       10,426           10,325           10,219





Earnings before cumulative effect of accounting changes    $20,032          $17,727          $18,020
Less:  preferred stock dividends                                 8               17               26

                                                            20,024           17,710           17,994

Cumulative effect of accounting changes                                                      (16,850)
Total                                                      $20,024          $17,710          $ 1,144



Earnings per share:

  Before cumulative effect of accounting changes           $1.92            $ 1.71           $1.76
  Cumulative effect of accounting changes                                                    (1.65)

Net earnings (1)                                           $1.92            $ 1.71           $ .11


  (1) This calculation is submitted in accordance with the requirements of Regulation S-K although not required by APB Opinion No. 15 because it results in dilution of less than 3%.

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